Exhibit 99.1

Great Elm Group, inc. streamlines capital structure AND CORPORATE GOVERNANCE through agreement with existing shareholder

WALTHAM, Mass., March 10, 2021 -- Great Elm Group, Inc. (“we,” “us,” “our,” “GEG,” or “Great Elm”) (NASDAQ: GEG), a diversified holding company, announced today that it has reached an agreement with MAST Capital Management, LLC (“MAST”) which results in a simplified capital structure and cleaner corporate governance at Great Elm.

GEG will issue $2.25 million of 5% Convertible Senior PIK Notes due 2030 (“Convertible Notes”) to MAST in exchange for all outstanding obligations under the $3.1 million Senior Secured Note issued by GECC GP Corp. (“GP Corp”) to MAST, all common stock in GP Corp held by MAST and its affiliates, and termination of MAST’s board appointment rights (the “MAST transaction”).

MAST was the beneficial owner of approximately 7.6% of GEG’s outstanding common stock as of December 31, 2020.  Following this transaction, MAST’s common stock holdings in GEG and its $2.25 million of Convertible Notes are its only investments in GEG or its subsidiaries.   In addition, MAST will no longer have any right to appoint directors to the board of directors of any Great Elm entity.

Separately, GEG announced that it has repurchased the GP Corp common stock held by certain employees of Great Elm for nominal consideration. As a result of these repurchases and the MAST transaction, GEG will own in excess of 90% of the outstanding common stock of GP Corp.

Peter A. Reed, Chief Executive Officer of GEG, “We are pleased to complete these transactions with MAST. GEG benefits from the purchase of the GP Corp Senior Secured Note at a discount, and the increase in our ownership of GP Corp results in a greater share of any future profit from GP Corp accruing to the benefit of GEG and ultimately, our shareholders.”

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded holding company that is building a business across two operating verticals: investment management and operating companies. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information.  These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Contacts:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com

Jeehae Linford

The Equity Group Inc.

+1 (212) 836-9615

jlinford@equityny.com